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                                                              EXHIBIT (5) & (23)

                                    July 15, 1998

Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, New York 10281

Gentlemen:

     As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the "Company"), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to the Underwriters named in the Terms Agreement referred to below, pursuant to an Underwriting Agreement dated September 8, 1997 (the "Underwriting Agreement"), between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), as supplemented by a Terms Agreement, dated July 8, 1998 (the "Terms Agreement") among the Company, MLPF&S and the other underwriters named therein (the "2005 Underwriters"), relating to $500,000,000 aggregate principal amount of the Company's 6% Notes due July 15, 2005 (the "Notes due 2005"), and as further supplemented by a Terms Agreement, dated July 8, 1998 (the "2018 Terms Agreement", and together with the 2005 Terms Agreement, the "Terms
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Agreements") among the Company, MLPF&S and the other underwriters named therein
(the "2018 Underwriters", and together with the 2005 Underwriters, the "Underwriters") relating to $700,000,000 aggregate principal amount of the Company's 6 1/2% Notes due July 15, 2018 (which, together with the Notes due 2005, are referred to herein as the "Notes"). We have also examined a copy of the Indenture between the Company and The Chase Manhattan Bank, as Trustee, dated as of April 1, 1983, as amended and restated (the "Indenture"), and the Company's Registration Statement on Form S-3 (File No. 333-44173) relating to the Notes (the "Registration Statement").

     Based upon the foregoing and upon such further investigation as we deemed relevant in the premises, we are of the opinion that:
     1. The Company has been duly incorporated under the laws of the State of Delaware.

     2. The Notes have been duly and validly authorized by the Company and when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor as set forth in the Underwriting Agreement, as supplemented by the Terms Agreements, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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     We consent to the filing of this opinion as an exhibit to the Registration
Statement and as an exhibit to the Current Report of the Company on Form 8-K dated July 15, 1998.

                              Very truly yours,
                              /s/ Brown & Wood LLP


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